NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Main Sector Rotation ETF	0.50%
Main Thematic Innovation ETF	0.65%

Dated: January 20, 2021

NORTHERN LIGHTS FUND TRUST IV:

By: _/s/Wendy Wang____________

Name: Wendy Wang

Title: President

MAIN MANAGEMENT ETF ADVISORS, LLC

By: /s/Blaine Docker

Name: Blaine Docker

Title: COO